Exhibit 11.2

MEDIROM HEALTHCARE TECHNOLOGIES INC.

POLICY ON

INSIDER TRADING AND DISCLOSURE

This memorandum sets forth the policy of Medirom Healthcare Technologies Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company and supplements the information contained in Section 6 of the Company’s Code of Ethics and Business Conduct (the “Code of Ethics”). This Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s legal and regulatory obligations to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of United States insider trading laws. This Statement does not constitute legal advice; It is your obligation to understand and comply with this Insider Trading Policy. Please contact Rumi Yoneyama, General Counsel at ryoneyama@medirom.co.jp, if you have any questions regarding the policy.

A.To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors (“Covered Persons”) and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to you also apply to your spouse, significant other, child, parent or other family member, in each case, living in the same household, to any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning securities, and to all persons who execute trades on your behalf. You are responsible for ensuring compliance with this Insider Trading Policy by all such persons affiliated with you.

All Covered Persons also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. The Trading Procedures are attached to this Insider Trading Policy as Appendix A. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.

In the event that you leave our Company for any reason, this Insider Trading Policy will continue to apply to you, and other persons who have a relationship with you who are subject to this policy, until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

B.What is Prohibited by this Insider Trading Policy?

Under applicable law, it is generally illegal for any Covered Person to buy or sell the securities of the Company or derivatives relating to the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any Covered Person to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

Prohibited Activities

When you know or are in possession of material, nonpublic information about the Company you generally are prohibited from the following activities:

●	trading in the Company’s securities, which includes common shares, American Depositary Shares (“ADSs”), options to purchase common shares or ADSs, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;
●	having others trade for you in the Company’s securities;
●	giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
●	disclosing the material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”).

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

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Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•	projections of future earnings or losses, or other earnings guidance;
•	earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•	pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•	changes in management or the Board of Directors;
•	actual or threatened litigation or governmental investigations or major developments in such matters;
•	developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•	changes in dividend policy, declarations of share splits, or public or private sales of additional securities;
•	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•	bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to a company; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

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The U.S. Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information.

C.	What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

●	disgorgement of the profit gained or loss avoided by the trading;
●	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
●	payment of criminal penalties of up to $5,000,000;
●	payment of civil penalties of up to three times the profit made or loss avoided; and
●	imprisonment for up to 20 years.

Violation of this Insider Trading Policy or any Japanese or U.S. federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

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D.How Do You Report a Violation of this Insider Trading Policy?

If you or any person affiliated with you that is subject to this Insider Trading Policy violates this Insider Trading Policy or any Japanese or U.S. federal or state laws governing insider trading, or know of any such violation by any Covered Person, you must report the violation immediately to the General Counsel. However, if the conduct in question involves the General Counsel, or if you have reported such conduct to the General Counsel and you do not believe that he has dealt with it properly, or if you do not feel that you can discuss the matter with the General Counsel, you may raise the matter with the Chief Executive Officer or the Chief Financial Officer.

F.Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option used by the Company) by the Company. You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you.

Adopted July 16, 2020

Revised September 29, 2021

MEDIROM Healthcare Technologies Inc.

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MEDIROM HEALTHCARE TECHNOLOGIES INC.

APPENDIX A TO INSIDER TRADING POLICY

SPECIAL TRADING PROCEDURES FOR COVERED PERSONS

To comply with Japanese and U.S. federal and state securities laws governing insider trading, Medirom Healthcare Technologies, Inc. (the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all Covered Persons.

A.SCOPE

These Trading Procedures regulate securities trades by all Covered Persons and their affiliates, as defined in the Insider Trading Policy. Covered Persons are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Covered Persons” in these Trading Procedures refer collectively to Covered Persons and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common shares, American Depositary Shares (“ADSs”), options to purchase common shares or ADSs, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures will continue to apply to Covered Persons and their Affiliated Persons until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the second trading day after any material, nonpublic information known to you has become public or is no longer material.

B.TRADING RESTRICTIONS APPLICABLE TO COVERED PERSONS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all Covered Persons. In particular, no Covered Person may trade in any type of securities of the Company if such Covered Person is in possession of material, nonpublic information about the Company (as discussed in the Insider Trading Policy), unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if such Covered Person receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures. Any Covered Persons who are unsure whether the information that they possess is material or nonpublic should consult the General Counsel identified below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Covered Persons are subject to the following special trading restrictions:

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1.No Trading Except During Trading Windows

The announcement of the Company’s interim and annual financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although a Covered Person may not know the financial results prior to public announcement, if a Covered Person engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Covered Person and the Company to a charge of insider trading. Therefore, subject to limited exceptions, Covered Persons may trade in Company securities only during open trading windows and then only after obtaining pre-clearance from the General Counsel in accordance with the procedures set forth below. Unless otherwise advised, the open trading windows consist of the periods that begin after the Nasdaq market close on the second full trading day following the Company’s issuance of a press release and the filing of a Form 6-K or Form 20-F, as the case may, with the SEC announcing its interim or annual earnings and end at the close of business on the 15th day before the end of the then-current financial period. Covered Persons may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures provided they are not in possession of material non-public information.

To be clear, because the Company’s disclosure and public notice requirements under the Japanese Companies Act do not necessarily coincide with its ability to provide concurrent information under J-GAAP and U.S. GAAP, the closed period in advance of the release of the Company’s annual financial statements is likely to extend for a longer period in order to accommodate the initial release in certain circumstances of financial statements under J-GAAP and then followed in due course by the subsequent release of financial statements under U.S. GAAP. No trading may occur until after the Nasdaq market close on the second full trading day following the Company’s issuance of a press release and the filing of a Form 6-K or 20-F, as the case may be, with the SEC with the Company’s U.S. GAAP financial statements, despite the prior publication of financial statements under J-GAAP.

2.Special Blackout Period Suspension of Trading.

From time to time, the Company may require that all directors, officers and certain key management employees and consultants (“Special Blackout Persons”) suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All Special Blackout Persons shall not trade in the Company’s securities while the suspension is in effect and shall not disclose to any other person that the Company has suspended trading for certain individuals. Though these blackouts generally will arise because an event may occur that is material to the Company and is known by only a few directors, officers and/or employees and consultants, they may be declared for any reason. If the Company declares a special blackout period, the General Counsel will deliver an e-mail (or other communication) notifying all Special Blackout Persons subject to the special blackout period when the special blackout period begins and when it ends. If, however, a person that is not a Special Blackout Person but whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during the special blackout period, the General Counsel will inform the requesting person of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of a special blackout period shall not disclose the existence of the blackout to any other person.

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For the avoidance of doubt, the Company’s delivery or non-delivery of an e-mail (or other communication) does not relieve any Covered Person of the obligation to only trade in the Company’s securities in full compliance with this Policy.

3. All Trades Must be Pre-Cleared by the General Counsel.

No Covered Person may trade in Company securities unless the trade has been approved by the General Counsel in accordance with the procedures set forth below. The General Counsel will review and either approve or prohibit all proposed trades by Covered Persons in accordance with the procedures set forth in Section C below. The General Counsel may consult with the Company’s other officers and/or outside legal counsel and will receive approval for her own trades from Kouji Eguchi, Chief Executive Officer. If you are unable to contact the General Counsel, or if you do not feel you can discuss the matter with the General Counsel, you may contact Kouji Eguchi, Chief Executive Officer, or Fumitoshi Fujiwara, Chief Financial Officer.

4.No Short Sales.

No Covered Person may at any time sell any securities of the Company that are not owned by such Covered Person at the time of the sale (a “short sale”).

5.No Purchases or Sales of Derivative Securities or Hedging Transactions Without Pre-Approval.

No Covered Person may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a derivative transaction by an Covered Person must be submitted to the Audit Committee in writing at least three (3) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Covered Person will be considered by the Board of Corporate Auditors on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in these Trading Procedures.

6.No Company Securities Subject to Margin Calls.

No Covered Person may use the Company’s securities as collateral in a margin account.

7.No Pledges by Covered Person Without Pre-Approval.

No Covered Person may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Board of Corporate Auditors. Any request for approval of such a pledge by a Covered Person must be submitted to the Board of Corporate Auditors in writing at least three (3) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by a Covered Person will be considered by the Board of Corporate Auditors on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in

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these Trading Procedures.

8.Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades.

No Covered Person may give or make any other transfer of Company securities without consideration (e.g., a partnership distribution) during a period when the Covered Person is not permitted to trade.

C.	PRE-CLEARANCE PROCEDURES

Procedures. No Covered Person may trade in Company securities until:

●	The Covered Person has notified the General Counsel of the amount and nature of the proposed trade(s) using the Securities Transaction Request form attached to these Trading Procedures;
●	The Covered Person has certified to the General Counsel in writing prior to the proposed trade(s) that the Covered Person is not in possession of material, nonpublic information concerning the Company;
●	The Covered Person has informed the General Counsel whether, if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
●	The General Counsel or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The General Counsel does not assume the responsibility for, and approval from the General Counsel does not protect the Covered Person from, the consequences of prohibited insider trading.

Additional Information. Covered Persons shall provide to the General Counsel any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the General Counsel.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the General Counsel to approve any trade requested by an Covered Person. The General Counsel may reject any trading request at her sole discretion for any reason. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the General Counsel may determine not to approve any transactions in the Company’s securities. If a Covered Person requests clearance to trade in the Company’s securities during the pendency of

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such an event, the General Counsel may reject the trading request without disclosing the reason.

Completion of Trades. After receiving written clearance to engage in a trade signed by the General Counsel, a Covered Person must complete the proposed trade within three (3) business days or make a new trading request.

Post-Trade Reporting. Any transactions in the Company’s securities by an Covered Person (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the General Counsel by completing the “Confirmation of Transaction” section of the Securities Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs.

Each report a Covered Person makes to the General Counsel should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Covered Person’s broker send) duplicate confirmations of trades to the General Counsel if such information is received by the General Counsel on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D. EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s trading windows or pre-clearance procedures, and Covered Persons are not required to complete a Securities Transaction Request form for such transactions. Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Covered Persons to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If a Covered Person intends to trade pursuant to a Rule 10b5-1 Plan, such plan must (i) satisfy the requirements of Rule 10b5-1; (ii) be documented in writing; (iii) be established during a trading window when such Covered Person does not possess material, nonpublic information; and (iv) be pre-approved by the General Counsel.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the General Counsel. The General Counsel may refuse to approve a Rule 10b5-1 Plan as she deems appropriate including, without limitation, if he determines that such plan does not satisfy the requirements of Rule 10b5-1. The General Counsel may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the General Counsel does not approve a Covered Person’s Rule 10b5-1 Plan, such Covered Person must adhere to pre-clearance procedures and/or trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

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Any modification of a Covered Person’s prior Rule 10b5-1 Plan requires pre-approval by the General Counsel. A modification must occur during a trading window and while such Covered Person is not aware of material, nonpublic information.

Employee Benefit Plans.

1.Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a share appreciation right, share withholding, any sale of shares or ADSs as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2. Tax Withholding on Restricted Shares/ADSs. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares or ADSs upon vesting of restricted shares/ADSs or upon settlement of restricted shares or ADSs to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Covered Person in compliance with these Trading Procedures.

E.WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the General Counsel, his designee or the Board of Corporate Auditors, and any such waiver shall be reported to the Company’s Board of Directors.

F.ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Covered Persons and to all new Covered Persons at the start of their employment or other contractual relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Covered Person must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Covered Person shall return the acknowledgment attached hereto within ten (10) days of receipt to the General Counsel.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Covered Persons will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Covered Person will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading

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Policy when copies of such items have been delivered to the Covered Person by regular or electronic mail (or other delivery option used by the Company) by the General Counsel or his designee, unless the Covered Person objects in a written statement received by the General Counsel within two (2) business days of such delivery.

____________________

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the General Counsel.

Adopted September 29, 2021.

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ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Covered Persons (the “Trading Procedures”) of Medirom Healthcare Technologies Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.”

I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date:	Signature:

Name:

Title:

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SECURITIES TRANSACTION REPORT

Pursuant to Medirom Healthcare Technologies Inc.’s Special Trading Procedures for Covered Persons (the “Trading Procedures”), I hereby notify Medirom Healthcare Technologies Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Covered Person’s Name:

INTENT TO PURCHASE
Number of shares or ADSs:
Intended trade date:
Means of acquiring shares/ADSs:	☐	Acquisition through employee benefit plan (please specify):
	☐	Purchase through a broker on the open market
	☐	Other (please specify):

INTENT TO SELL
Number of shares or ADSs:
Intended trade date:
Means of selling shares/ADSs:	☐	Sale through employee benefit plan (please specify):
	☐	Sale through a broker on the open market
	☐	Other (please specify):

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties as well as discipline by the Company including termination.

Covered Person’s Signature	Date

AUTHORIZED APPROVAL

Signature of General Counsel (or designee)	Date

CONFIRMATION OF TRANSACTION
I hereby confirm that the transaction(s) requested above was (were) executed as follows:

☐	Purchase of shares/ADSs: Number of shares/ADSs:	Price per share/ADS:	Date and approximate time of purchase:

☐	Sale of shares/ADSs: Number of shares/ADSs:	Price per share/ADS:	Date and approximate time of sale:

	Covered Person’s Signature		Date

Signature	Date